EXHIBIT 5.1

February 17, 2023

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission by The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), relating to an aggregate of 600,000 shares of the Common Stock, without par value, of the Company (the “Common Stock”), consisting of (i) 240,000 shares of Common Stock that may be issued pursuant to the terms of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Findlay) (as amended and restated from time to time, the “Findlay Plan”) and (ii) 360,000 shares of Common Stock that may be issued pursuant to the terms of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (Texarkana) (as amended and restated from time to time, the “Texarkana Plan,” and, together with the Findlay Plan, the “Plans”).

As the Secretary and Associate General Counsel of the Company, I am familiar with the Articles of Incorporation and Code of Regulations of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company relating to the issuance of up to 600,000 shares of Common Stock pursuant to the Plans. I have also examined, or caused to be examined, the Plans and such other corporate records, agreements, documents and instruments, and I have made, or caused to be made, such investigations of fact and law, in each case, as in my judgment are necessary or appropriate as a basis for the opinion expressed below.

Based upon the foregoing, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2.	The 600,000 shares of the Common Stock to which the Registration Statement relates are duly authorized and have been reserved for issuance pursuant to the terms of the Plans.

3.

When issued pursuant to the terms of the Plans, each of the 600,000 shares of the Common Stock to which the Registration Statement relates will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use in connection therewith. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Daniel T. Young

Daniel T. Young

Secretary and Associate General Counsel